As filed with the Securities and Exchange Commission on May 24, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Partners Bancorp

(Exact name of registrant as specified in its charter)

Maryland	52-1559535
(State or other jurisdiction of incorporation or organization)	(IRS employer identification number)

2245 Northwood Drive, Salisbury, Maryland 21801

(Address and zip code of principal executive offices)

(410) 548-1100

(Registrant’s telephone number, including area code)

Partners Bancorp 2021 Incentive Stock Plan

(Full title of the Plan)

Lloyd B. Harrison, III

Chief Executive Officer

Partners Bancorp

2245 Northwood Drive

Salisbury, Maryland 21801

(410) 548-1100

(Name, address and telephone number of Agent for Service)

Copy to:

Gregory F. Parisi, Esq.

Troutman Pepper Hamilton Sanders LLP

401 9th Street, N.W.

Washington, D.C. 20004

(202) 274-1933

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.                  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)(3)	Amount of Registration Fee (2)(3)
Common Stock, par value $0.01 per share	1,250,000	$7.88	$9,850,000	$1,074.64

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover (i) any additional shares of common stock which become issuable under the Partners Bancorp 2021 Incentive Stock Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of Partners Bancorp’s outstanding shares of common stock and (ii) an indeterminate amount of interests to be offered or sold pursuant to the above named plan.

(2)	Estimated pursuant to Rule 457(h) solely for the purpose of calculating the registration fee, based on the average of the high and low sales price per share of Partners Bancorp common stock on May 19, 2021, as reported on The Nasdaq Capital Market Stock Exchange.

(3)	The Registrant is registering 1,250,000 shares of its common stock, par value $0.01 per share, reserved for issuance pursuant to the Partners Bancorp 2021 Incentive Stock Plan.

EXPLANATORY NOTE

COMMON STOCK BEING REGISTERED

At the 2021 Annual Meeting of Shareholders of Partners Bancorp (the “Company”) held on May 19, 2021, the shareholders of the Company duly approved the Partners Bancorp 2021 Incentive Stock Plan (the “2021 Plan”) with 1,250,000 shares of common stock, $0.01 par value per share, reserved for issuance under the 2021 Plan. A summary of the 2021 Plan is set forth under the heading “PROPOSAL 4 – APPROVAL OF THE PARTNERS BANCORP 2021 INCENTIVE STOCK PLAN” in the Company’s definitive proxy statement for the 2021 annual meeting of shareholders filed with the Securities and Exchange Commission (the “Commission”) on April 7, 2021.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the 2021 Plan. Such documents are not required to be, and are not, filed with the Commission either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission pursuant to the Securities Act of 1934, as amended (the “Exchange Act”) are incorporated by reference into this Registration Statement on Form S-8 and are made a part hereof:

(a)	The Company’s Annual Report on Form 10-K filed with the Commission on March 30, 2021;

(b)	The Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021, filed with the Commission on May 14, 2021;

(c)	The Company’s Current Reports on Form 8-K filed with the Commission on February 12, 2021, March 2, 2021, April 30, 2021 and May 20, 2021 (except for portions of such reports deemed to be furnished not filed); and

(d)	The description of the Company’s common stock, par value $0.01 per share, contained in Exhibit 4.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Commission on March 30, 2021.

In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents. Notwithstanding the foregoing, unless specifically stated to the contrary in such filing, none of the information that the Company discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that it may from time to time furnish to the Commission will be incorporated by reference into, or otherwise be included in or deemed to be a part of, this Registration Statement.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Subject to the foregoing, all information in this Registration Statement is so qualified in its entirety by the information appearing in the documents incorporated herein by reference.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Company’s Articles of Incorporation, as amended, provide that the Company shall indemnify its directors and officers, including the advancement of expenses, to the fullest extent permitted under the General Laws of the State of Maryland. Section 2-418 of the Maryland Code, Corporations and Associations (the “Maryland Code”), provides that a corporation may indemnify directors and officers against liabilities they may incur in such capacities unless it is established that: (a) the director’s act or omission was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty; or (b) the director actually received an improper benefit in money, property or services; or (c) in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful.

Indemnification may be against judgments, penalties, fines, settlements and reasonable expenses, including attorney’s fees, actually incurred by the director in connection with the proceeding. However, if the proceeding was a proceeding by or in the right of the company, indemnification may not be made in respect of any proceeding in which the director shall have been adjudged liable to the company. In addition, no indemnity is permitted to a director with respect to any proceeding charging improper personal benefit, whether or not involving action in the director’s official capacity, in which the director was adjudged to be liable on the basis that personal benefit was improperly received.

The Maryland Code provides that a director who has been successful in the defense of a proceeding shall be indemnified against reasonable expenses incurred in connection with the proceeding. The provision also permits the advancement of reasonable expenses if the director affirms in writing that in the director’s good faith belief, the director has met the applicable standard of conduct necessary for indemnification and undertakes to repay the amount if it is ultimately determined that the director has not met the standard of conduct necessary for indemnification. Officers, employees and agents of the Company may be indemnified by the Company to the same extent as directors.

The Maryland Code provides that the foregoing provisions shall not be deemed exclusive of any other rights to which a director or officer seeking indemnification may be entitled under, among other things, any bylaw or charter provision, or resolution of stockholders or directors, agreement, or otherwise.

The foregoing is only a general summary of certain aspects of the Maryland Code and the Company’s Articles of Incorporation, as amended, addressing indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of the relevant sections of the Maryland Code and the Company’s Articles of Incorporation, as amended.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Exhibit
4	Specimen Certificate for Common Stock (incorporated by reference to Exhibit 3.1 to the Company’s Form 1-A filed with the Commission on November 22, 2017).
5.1	Opinion of Troutman Pepper Hamilton Sanders LLP as to the validity of the securities registered hereunder
23.1	Consent of Yount Hyde & Barbour P.C.
23.2	Consent of TGM Group, LLC
23.3	Consent of Troutman Pepper Hamilton Sanders LLP (included in Exhibit 5.1)
24	Power of Attorney (included on the signature page hereto)
99.1	Partners Bancorp 2021 Incentive Stock Plan (incorporated by reference to Exhibit 10.16 to the Company’s Current Report on Form 8-K filed with the Commission on May 20, 2021).

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fredericksburg, Commonwealth of Virginia on May 24, 2021.

PARTNERS BANCORP

By:	/s/ Lloyd B. Harrison, III
Name:	Lloyd B. Harrison, III
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that the individuals whose signatures appear below constitute and appoint Lloyd B. Harrison, III, Jeffery F. Turner, and J. Adam Sothen, and each of them, his or her true and lawful attorney-in-fact and agents with full and several power of substitution, for him or her and his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done.

Pursuant to the requirement of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed below by the following persons in the capacities indicated as of May 24, 2021:

Signature	Title
/s/ Lloyd B. Harrison	Chief Executive Officer, Director
Lloyd B. Harrison	(Principal Executive Officer)

/s/ J. Adam Sothen	Chief Financial Officer
J. Adam Sothen	(Principal Financial Officer)

/s/ Elizabeth J. Eicher	Chief Accounting Officer
Elizabeth J. Eicher	(Principal Accounting Officer)

/s/ Jeffery F. Turner	Chairman
Jeffery F. Turner

/s/ George P. Snead	Vice Chairman
George P. Snead

/s/ Mona D. Albertine	Director
Mona D. Albertine

/s/ John W. Breda	Director
John W. Breda

/s/ Michael W. Clarke	Director
Michael W. Clarke

/s/ Mark L. Granger	Director
Mark L. Granger

/s/ Kenneth R. Lehman	Director
Kenneth R. Lehman

/s/ Steven R. Mote	Director
Steven R. Mote

/s/ James A. Tamburro	Director
James A. Tamburro

/s/ Robert C. Wheatley	Director
Robert C. Wheatley